Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Wintergreen Acquisition Corp.

We consent to the inclusion in the foregoing Registration Statement of Wintergreen Acquisition Corp. (the “Company”) on Form S-1 of our report dated on February 14, 2025 (except for Note 4 and Note 8, as to which the date is April 28, 2025), relating to our audits of the accompanying balance sheets of the Company as of December 31, 2024, and the related statements of operations, comprehensive income, stockholders’ equity, and cash flows for the period from April 29, 2024 (inception) through December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 28, 2025

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us